EXHIBIT 99.1

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Contact Names:	Kip Diggs	Missy Lundberg
	One State Farm Plaza	(312) 914-0857
Bloomington, IL 61710 (309) 766-8188

State Farm® Announces New Effort to Bring Connected Vehicle Services and Savings Program to Millions of Drivers

In-Drive® from Hughes Telematics Offers New Safety and Diagnostic Features; Service Also Broadens Access to State Farm Drive Safe & Save™ Program

July 28, 2011 – State Farm and Hughes Telematics, Inc. are announcing a major joint effort to bring connected vehicle services and telematics savings programs to drivers across North America. The new effort is called In-Drive® and has been tailored specifically for State Farm policyholders by Hughes Telematics, Inc. The service debuts in Illinois in September with more states to be added in 2012.

In-Drive offers a variety of new safety and diagnostics features including:

•	One-touch emergency response,

•	Roadside assistance,

•	Stolen vehicle location assistance,

•	Vehicle diagnostic alerts and maintenance reminders, and

•	Family-friendly features like location services and speed alerts.

In addition to offering these capabilities, the service also includes a special website and smartphone app for remote and mobile access.

“This combined offering represents a first in our industry,” said Mike Wey, Senior Vice President, State Farm. “It will provide drivers with a wide range of new options that will make for a smarter vehicle and even smarter driver.”

In-Drive provides an easy-to-install device that works in most vehicles made after 1995. It broadens access to new connected vehicle services without requiring drivers to purchase a new vehicle.

Services will be available in three different packages. For the first six months, the basic package will be free after a $10 activation fee. Other packages will range in cost from $5/month to $14.99/month plus applicable taxes.

Additional Savings Program

In addition to offering new connected services, In-Drive also will enable more State Farm policyholders to take part in the Drive Safe & Save program. In-Drive will provide driving performance data and the customer’s savings will be based on mileage, turns, acceleration, braking, speed and time of day vehicle is operated.

Initially, those opting to participate in this voluntary program will save approximately 10 percent on liability, medical payments, collision and comprehensive coverages. The amount of premium savings can change at each renewal date (every six months) as odometer readings and other driving information become available. The discount may increase up to 50 percent, based on how safely a person drives, when they drive, and how much they drive. The website will showcase where a customer’s discount stands and what factors have contributed to the discount. Drivers also can receive personalized tips on what they can do to maximize their savings.

Those who drive the national average of 12,000 miles per year can typically save from about three to 20 percent depending on the way you drive. These discounts are on top of other discounts State Farm provides.

To find out more specific information about In-Drive and Drive Safe & Save and eligibility, contact a State Farm agent or go to www.in-drive.com/sf. To find out more about Drive Safe & Save, go to www.statefarm.com/drivesafeandsave.

About State Farm®
State Farm insures more cars and homes than any other insurer in the U.S., is the leading insurer of watercraft and is also a leading insurer in Canada. State Farm's 17,800 agents and more than 65,000 employees serve 81 million policies and accounts - more than 78 million auto, fire, life and health policies in the United States and Canada, and nearly two million bank accounts. State Farm Mutual Automobile Insurance Company is the parent of the State Farm family of companies. State Farm is ranked No. 37 on the Fortune 500 list of largest companies. For more information, please visit statefarm.com® or in Canada statefarm.ca®.

Media Contact:
State Farm Insurance
Kip Diggs
(309) 766-8188

Missy Lundberg
(312) 914-0857

About Hughes Telematics, Inc.
Hughes Telematics, Inc. (“HTI”) (HUTC:OTCBB) is a leader in implementing the next generation of connected services. The company offers a portfolio of location-based services for consumers, manufacturers, fleets and dealers through two-way wireless connectivity. In-Drive, HTI’s aftermarket solution, offers safety, security, convenience, maintenance and data services.  Networkfleet, Inc., a wholly owned subsidiary of HTI located in San Diego, Ca., offers remote vehicle diagnostics, an integrated GPS tracking and emissions monitoring system for wireless fleet vehicle management. A majority owned subsidiary of HTI, Lifecomm, located in Atlanta, Ga., plans to offer mobile personal emergency response services through a wearable lightweight device with one-touch access to emergency assistance. Additional information about HTI can be found at www.hughestelematics.com.

Media Contact:
Farrell Bull
(404) 573-5831
Farrell.bull@hughestelematics.com

This document contains certain forward-looking statements about Hughes Telematics, Inc. and its In-Drive solution that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the risks associated with final testing and deployment of certain In-Drive products and services, potential issues impacting timing of delivery, the timing of the initiation, progress or cancellation of particular contracts or arrangements, client and end-customer demand for In-Drive’s products and services the mix and timing of services sold in a particular period and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Hughes Telematics cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in our most recent filings with the SEC. We are under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.
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